EXHIBIT 10.25

WAIVER AND AMENDMENT

This WAIVER AND AMENDMENT (this “Amendment”), is entered into as of March 27, 2014 (subject to the satisfaction of the conditions set forth in Section 4 below, the “Effective Date”), by and between World Energy Solutions, Inc., a Delaware corporation (the “Company”), and Massachusetts Capital Resource Company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser are parties to that certain Note Purchase Agreement dated as of October 3, 2012 (as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, the Company is in default of a certain provision of the Purchase Agreement and has requested the Lender to waive such default and to amend a certain provision of the Purchase Agreement; and

WHEREAS, the Purchaser is willing to agree to grant such waiver and make such amendment, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2.          Waiver. The following Events of Default exist under the Purchase Agreement (the “Existing Default”): the Company’s breach for its fiscal quarter ended December 31, 2013 of its Interest Coverage Ratio covenant under Section 4.01(j) of the Purchase Agreement.

The Company has requested that the Purchaser waive the Existing Default. Upon satisfaction of the conditions to effectiveness set forth in Section 4 below the Purchaser hereby waives the Existing Default. The waiver contained in this Section 2 is specific in intent and valid only for the specific purpose for which it is given. Nothing contained herein obligates the Purchaser to agree to any additional waivers of any provisions of the Purchase Agreement. The waiver contained in this Section 2 is a waiver of only the Existing Default, and shall not operate as a waiver of the Purchaser’s right to exercise remedies resulting from (i) any other existing and/or continuing Event of Default, or (ii) any future Event of Default, whether or not of a similar nature and whether or not known to the Purchaser.

3.          Amendment to Purchase Agreement. Upon satisfaction of the conditions to effectiveness set forth in Section 4 below:

(a)         As of and from the Effective Date of this Amendment, Section 4.01(j) of the Purchase Agreement is amended in its entirety as follows:

(j) Maintenance of Minimum Fixed Charge Coverage Ratio. The Company shall not permit its Fixed Charge Coverage Ratio to be less than the ratio set forth below, such Fixed Charge Coverage Ratio being measured quarterly, as of the final day of each fiscal quarter of the Company, commencing on and with the fiscal quarter ending March 31, 2014.

Ratio not less than:	For the Fiscal Quarter Ending
.5 to 1.0	March 31, 2014, calculated for the fiscal quarter then ended.
.75 to 1.0	June 30, 2014, calculated for the two fiscal quarters ended March 31, 2014 and June 30, 2014.
1.0 to 1	September 30, 2014, calculated for the three fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.
1.0 to 1.0	Each fiscal quarter thereafter, calculated for the four fiscal quarters then ended.

(b)         As of and from the Effective Date of this Amendment, Section 6.01 of the Purchase Agreement is amended by adding thereto the following definitions:

“Capital Expenditures” means, for any period, the sum for the Company of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that such term shall not include any expenditures in connection with any replacement or repair of property affected by a casualty event.

“Capital Lease Obligations” of any person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“EBITDA” means the total of (i) Consolidated Net Income of the Company plus (ii) all amounts deducted in computing such Consolidated Net Income in respect of (u) interest expense on Indebtedness, (v) taxes based upon or measured by income, (w) depreciation and amortization, each to the extent accrued or paid (without double counting) in the applicable period and actually deducted in determining Consolidated Net Income, (x) up to $500,000 for one-time, non-recurring expenses relating to legal and financial costs actually incurred by the Company in connection with a certain proxy dispute, (y) net changes in deferred revenue and (z) non-cash charges for stock based compensation, minus extraordinary and non-operating income, as each such item is determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, as of any date of measurement thereof, the ratio of (a) (i) EBITDA of the Company for the period of the number of consecutive fiscal quarters set forth in Section 4.01(j) ending on or most recently ended prior to such date minus (ii) the aggregate amount of all Non-Financed Capital Expenditures of the Company during such period minus (iii) the aggregate amount paid, or required to be paid by the Company (without duplication), in cash in respect of the current portion of all income taxes for such period to (b) the sum of (i) the aggregate amount of Interest Expense for such period, (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations but, for avoidance of doubt, excluding any prepayment of any principal amount) paid or required to be paid during such period, and (iii) the aggregate amount of contingent or earn-out  cash payments made during such period.

“Interest Expense” means, for any period, the sum, without duplication, for the Company, of all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), but excluding capital debt acquisition costs.

“Non-Financed Capital Expenditures” means Capital Expenditures paid in cash and not financed with Indebtedness for money borrowed.

4.          Conditions. The effectiveness of this Amendment is subject to the following conditions:

(a)          the execution and delivery of this Amendment by the Company and the Purchaser;

(b)          all other documents and legal matters in connection with the transactions between the Company and the Purchaser contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Purchaser; and

(c)          the Company shall have paid the Purchaser all fees, costs and expenses of the Purchaser in connection with this Amendment, including, without limitation, reasonable fees, costs and expenses of counsel.

5.          Representations and Warranties. The Company hereby represents and warrants, to the Purchaser as follows:

(a)          the Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)          the Company has the power and authority to execute, deliver and perform its obligations under this Amendment and the Purchase Agreement;

(c)          the execution, delivery and performance by the Company of this Amendment and the Purchase Agreement have been duly authorized by all necessary corporate action and does not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any governmental agency);

(d)          this Amendment, the Purchase Agreement and any other loan documents executed in connection herewith and therewith (the “Loan Documents”) to which the Company or any of its Subsidiaries is a party, as each Loan Document is amended by this Amendment, constitute the legal, valid and binding obligation of the Company and such Subsidiaries, enforceable against such Person in accordance with its terms;

(e)          after giving effect to the waiver by the Purchaser in Section 2 above, no Event of Default exists or shall exist immediately following the consummation of the transactions contemplated hereby;

(f)          after giving effect to this Amendment, all representations and warranties by the Company contained in the Purchase Agreement are true and correct in all material respects as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty shall be true and correct as of such date; and

(g)          by its signature below, the Company agrees that it shall constitute an Event of Default if any representation or warranty made herein is untrue or incorrect in any material respect as of the date when made or deemed made.

6.          Agreement in Full Force and Effect as Amended. Except as specifically amended, consented and/or waived hereby, the Purchase Agreement and other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Purchase Agreement or any other Loan Document or any right, power or remedy of the Purchaser, nor constitute a waiver of any provision of the Purchase Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  Except as to the specific waivers provided herein, this Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to the Purchaser whether under the Purchase Agreement, the other Loan Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.  All references to the Purchase Agreement shall be deemed to mean the Purchase Agreement as amended hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Purchase Agreement and/or other Loan Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Purchase Agreement and Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Purchase Agreement as amended by this Amendment, and each reference herein or in any other Loan Document to the “Purchase Agreement” shall mean and be a reference to the Purchase Agreement as amended and modified by this Amendment.

7.          Counterparts. This Amendment may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

8.          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Purchaser and its successors and assigns.

9.          Further Assurance. The Company hereby agrees from time to time, as and when requested by the Purchaser, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Purchaser may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Purchase Agreement and the Loan Documents.

10.        GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

11.        Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

12.        Reaffirmation. The Company as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which the Company grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent the Company granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.  The Company hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchaser, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

WORLD ENERGY SOLUTIONS, INC.
By:	/s/ James Parslow
Name:	James Parslow
Title:	CFO

MASSACHUSETTS CAPITAL RESOURCE COMPANY
By:	/s/ Daniel P. Corcoran, Jr.
Name:	Daniel P. Corcoran, Jr.
Title:	Vice President